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                                                                     EXHIBIT 4.1

                      THIRD LIMITED WAIVER AND AGREEMENT
                      ----------------------------------

          This THIRD LIMITED WAIVER AND AGREEMENT (as amended or modified from time to time, this "Agreement"), dated as of February 9, 2001, is among FiberNet Telecom Group, Inc., a Delaware corporation formerly known as FiberNet Holdco, Inc. (the "Parent"), Deutsche Banc Alex.Brown Inc., formerly known as Deutsche Bank Securities Inc. ("DBAB"), Toronto Dominion (Texas), Inc. ("TD" and, together with DBAB, the "Beneficiaries") and Bankers Trust Company (the "Escrow Agent").

                                   RECITALS
                                   --------

          A. In connection with that certain Credit Agreement, dated as of April 11, 2000 (the "Credit Agreement") among FiberNet Operations, Inc., formerly known as FiberNet Telecom Group, Inc. ("FiberNet"), the institutions party thereto from time to time as lenders, Deutsche Bank AG New York Branch, as administrative agent, DBAB, as co-syndications agent, and TD, as co-syndications agent, (i) FiberNet and the Beneficiaries entered into that certain Warrant Agreement, dated as of April 11, 2000 (as modified by the First Waiver Agreement and the Second Waiver Agreement (as such terms are defined below), the "Warrant Agreement"), pursuant to which FiberNet issued certain warrants (the "Outstanding Warrants") directly to the Beneficiaries and issued certain warrants into escrow (the "Escrowed Warrants" and together with the Outstanding Warrants, the "Warrants") and (ii) FiberNet, the Beneficiaries and Bankers Trust Company, as escrow agent (the "Escrow Agent") entered into that certain Warrant Escrow Agreement, dated as of April 11, 2000 (as modified by the First Waiver Agreement and the Second Waiver Agreement, the "Warrant Escrow Agreement" and, together with the Warrant Agreement, the "Warrant Documents"), pursuant to which, among other things, the parties thereto agreed that if the loans under the Credit Agreement were not paid in full on or before certain dates set forth in the Warrant Escrow Agreement, the Escrow Agent would register and release portions of the Escrowed Warrants on such dates to the Beneficiaries, all as more particularly described in the Warrant Escrow Agreement.

          B. FiberNet has assigned its obligations under the Warrant Documents to the Parent, and the Parent has assumed such obligations.

          C. The Parent and the Beneficiaries have entered into that certain Limited Waiver and Agreement, dated as of October 10, 2000 (the "First Waiver Agreement"), pursuant to which, among other things, the Parent and the Beneficiaries agreed to amend the first date on which the Beneficiaries were entitled to receive a portion of the Escrowed Warrants.

          D. The Parent and the Beneficiaries have entered into that certain Second Limited Waiver and Agreement, dated as of November 22, 2000 (the "Second Waiver Agreement"), pursuant to which, among other things, the Parent and the Beneficiaries agreed to decrease the exercise price of the Warrants and to further amend the first date on which the Beneficiaries were entitled to receive a portion of the Escrowed Warrants.
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          E.  In connection with the amendment and restatement of the Credit
Agreement, the Parent and the Beneficiaries have agreed to, subject to the terms and conditions set forth herein, (i) modify the exercise price of the Outstanding Warrants, (ii) return the warrant certificates in respect of the Outstanding Warrants and issue certain new warrant certificates in exchange therefor, (iii) terminate the Warrant Escrow Agreement and return and cancel the Escrowed Warrants and (iv) transfer 75,000 of TD's Outstanding Warrants to IBM Credit Corporation ("IBM Credit").

          F. Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Warrant Agreement.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Waiver and Agreement. Notwithstanding anything to the contrary in the
          --------------------
Warrant Documents:

          a. the Exercise Price of the Outstanding Warrants shall be $8.00 per share;

          b. upon the return and cancellation of all Warrant Certificates in respect of the Warrants, new Warrant Certificates, each with an exercise price of $8.00 per share, shall be issued as follows:

--------------------------------------------------------------------------------
Certificate  Issued to   Number of Shares      Representing an Exchange of
  Number
--------------------------------------------------------------------------------
     1          DBAB        756,920       Returned DBAB Warrant Certificate No.
                                                   2 for 756,920 shares
--------------------------------------------------------------------------------
     2           TD          756,922      Returned TD Warrant Certificate No. 1
                                                   for 756,922 shares
--------------------------------------------------------------------------------
     3          DBAB         252,307      Returned DBAB Warrant Certificate No.
                                                   7 for 252,307 shares
--------------------------------------------------------------------------------
     4           TD          177,307      Returned TD Warrant Certificate No. 3
                                                   for 252,307 shares
--------------------------------------------------------------------------------
     5       IBM Credit       75,000      Returned TD Warrant Certificate No. 3
                                           for 252,307 shares, and the transfer
                                             by TD to IBM Credit of warrants to
                                           purchase 75,000 shares previously
                                          held by TD pursuant to Returned TD
                                                   Warrant Certificate No. 3
--------------------------------------------------------------------------------

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          c.   subject to Section 4.2 of the Warrant Escrow Agreement, the
                          -----------
Warrant Escrow Agreement is hereby terminated;

          d.   Section 6.5(d)(ii) of the Warrant Agreement is hereby amended by
               ------------------
deleting the words "pursuant to a firm commitment underwriting" and replacing such words with the words "to persons that are not Affiliates of the Borrower, provided that the Beneficiaries receive evidence that the Board of Directors of the Borrower has resolved that such rights, options or warrants were issued for fair value";

          e.   Section 6.7(c)(iv) of the Warrant Agreement is hereby amended by
               ------------------
deleting the words "pursuant to a firm commitment underwriting" and replacing such words with the words "to persons that are not Affiliates of the Borrower, provided that the Beneficiaries receive evidence that the Board of Directors of the Borrower has resolved that such Common Stock was issued for fair value"; and

          e.   Section 6.8(d)(ii) of the Warrant Agreement is hereby amended by
               ------------------
deleting the words "pursuant to a firm commitment underwriting" and replacing such words with the words "to persons that are not Affiliates of the Borrower, provided that the Beneficiaries receive evidence that the Board of Directors of the Borrower has resolved that such convertible securities were issued for fair value".

     2.   Representations and Warranties.  The Parent represents and warrants to
          ------------------------------
the Beneficiaries as of the date hereof as follows:

          a. Authority.  The Parent has the requisite corporate power and
             ---------
authority to execute and deliver this Agreement and to perform its obligations hereunder and under the Warrant Documents (as modified hereby). The execution, delivery and performance by the Parent of this Agreement, each of the Warrant Documents (as modified hereby) and the transactions contemplated hereby and thereby have been duly approved by all necessary corporate action of the Parent and no other corporate proceedings on the part of the Parent are necessary to consummate such transactions (except as expressly contemplated hereby and thereby).

          b. Enforceability.  This Agreement has been duly executed and
             --------------
delivered by the Parent. Each of this Agreement and, after giving effect to this Agreement, each of the Warrant Documents are (i) the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, and (ii) in full force and effect.

          c. No Conflicts.  Neither the execution and delivery of this
             ------------
Agreement, nor the consummation of the transactions contemplated hereby, nor performance of and compliance with the terms and provisions hereof by the Parent will, at the time of such performance, (i) violate or conflict with any provision of its articles of incorporation or bylaws or other organizational or governing documents of the Parent, (ii) violate, contravene or conflict with any law, regulation, order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a

                                       3
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party or by which it may be bound or (iv) require the Parent to obtain any consents, approvals, or authorizations or, to make any filings.

     4.   Reference to and Effect on Warrant Documents.
          --------------------------------------------

          a. Upon and after the effectiveness of this Agreement, each reference in any of the Warrant Documents to "this Warrant Agreement", "this Warrant Escrow Agreement", "hereunder", "hereof" or words of like import referring to any of the Warrant Documents, shall mean and be a reference to the Warrant Documents as modified hereby.

          b. Except as specifically modified above, each of the Warrant Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. This Agreement is made in modification of, but not extinguishment of, the obligations set forth in the Warrant Documents and, except as specifically modified pursuant to the terms of this Agreement, the terms and conditions of each of the Warrant Documents remain in full force and effect. This Agreement supercedes in its entirety the First Waiver Agreement and the Second Waiver Agreement. Nothing herein shall limit in any way the rights and remedies of DBAB, TD or the Escrow Agent under any of the Warrant Documents.

     5.   Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     6.   Severability.  Any provision of this Agreement that is prohibited or
          ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.   Headings.  Article and Section headings used herein are for
          --------
convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     8.   Further Assurances.  Without limiting any party's obligations
          ------------------
hereunder, the Parent hereby agrees to do all things and take all actions which may reasonably be requested by any Beneficiary or the Escrow Agent to effectuate the provisions of this Agreement.

     9.   Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of New York.

                           [Signature Page Follows]

                                       4
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                             FIBERNET TELECOM GROUP, INC.


                             By: /s/ Michael S. Liss
                                --------------------
                                Name:  Michael S. Liss
                                Title: President and Chief Executive Officer


                             DEUTSCHE BANK ALEX.BROWN INC.


                             By: /s/ Kelvin Cheng
                                -----------------
                                Name:  Kelvin Cheng
                                Title: Associate

                             By:_____________________________________
                                Name:
                                Title:


                             TORONTO DOMINION (TEXAS), INC.


                             By: /s/ Alva J. Jones
                                ------------------
                                Name:  Alva J. Jones
                                Title: Vice President


                             BANKERS TRUST COMPANY


                             By: /s/ Hugo Gindraux
                                ------------------
                                Name:  Hugo Gindraux
                                Title: Assistant Vice President

                             By: /s/ Janet Robinson
                                -------------------
                                Name:  Janet Robinson
                                Title: Assistant Vice President